Exhibit 99.1

Press Release #201813	FOR IMMEDIATE RELEASE	May 25, 2018

Enertopia Closes Final Tranche of Financing

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the final tranche of CAD $148,200 for its Private Placement announced on April 16, 2018. Enertopia will be issuing 2,470,000 common shares at CAD$0.06 and 2,470,000 whole warrants that expire on May 25, 2020, with an exercise price of USD $0.075 during the 24 month period.

A cash finder’s fee for CAD $5,820 and 70,000 full broker warrants was paid to third parties. All full broker warrants expire on May 25, 2020 with the same exercise terms as noted above.

All issued shares will be subject to a hold period, for any resale into the United States under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for continued Lithium Brine division development, project development and general working capital. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusive process (Enerlet) to recover and produce battery grade lithium from material currently sourced from the company’s Clayton Valley Lithium project.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining projects, Lithium brine recovery technology, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the funds raised will have any positive impact on Enertopia. There is no assurance that the current bench test will be successful. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release